HARMONIC INC.

CHANGE OF CONTROL SEVERANCE AGREEMENT

This Change of Control Severance Agreement (the “Agreement”) was originally entered into by and between Walter Jankovic (the “Employee”) and Harmonic Inc. (the “Company”) as of May 22, 2023. Effective as of February 3, 2026, this Agreement is amended and restated as set forth below.

RECITALS

A. The Board of Directors of the Company (the “Board”) believes that it is in the best interests of the Company and its shareholders to provide the Employee with assurances of certain severance benefits upon Employee’s termination of employment with the Company Group (as defined below) to secure the Employee’s continued dedication to his work, notwithstanding the possibility of a termination of employment, and provide the Employee with incentive and encouragement to continue employment with the Company Group.

B. In addition, it is expected that the Company from time to time will consider the possibility of an acquisition by another company or other Change of Control (as defined below). The Board recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control of the Company.

C. The Board also believes that it is in the best interests of the Company and its shareholders to provide the Employee with an incentive to continue his employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its shareholders.

D. The Board believes that it is imperative to provide the Employee with certain severance benefits upon Employee’s termination of employment with the Company Group during a Change of Control Period (as defined below) which provides the Employee with enhanced financial security and provides incentive and encouragement to the Employee to remain with the Company Group, notwithstanding the possibility of a Change of Control.

E. Certain capitalized terms used in the Agreement are defined in Section 6 below.

The parties hereto agree as follows:

1. Term of Agreement. This Agreement shall terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.

2. At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law. If the Employee’s employment with the Company Group terminates for any reason, whether or not during a Change of Control Period, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company Group’s established employee plans and practices or pursuant to other agreements with the Company Group applicable to the Employee.

3. Severance Benefits.

(a) Involuntary Termination. If the Employee’s employment with the Company Group terminates at any time as a result of Involuntary Termination other than for Cause (and for clarity, not due to the Employee’s death or Disability), then, subject to Section 5:

(i) Involuntary Termination During a Change of Control Period. If such Involuntary Termination occurs during the period beginning on the date of a Change of Control and ending on and inclusive of the date eighteen (18) months following such Change of Control (such period, a “Change of Control Period”), then the Employee shall be entitled to receive the following severance benefits from the Company:

(1) Severance Payment. A single, lump sum cash payment in an amount equal to one hundred percent (100%) of the Employee’s Annual Compensation;

(2) Bonus Payment. A single, lump sum cash payment in an amount equal to the greater of (i) one hundred percent (100%) of the established annual target bonus for the Employee or (ii) one hundred percent (100%) of the average of the actual bonus paid to the Employee in each of the two prior years;

(3) Continued Employee Benefits. One hundred percent (100%) Company Group-paid premiums for coverage under the applicable Company Group member’s group health, dental and life (but only to the extent continued coverage under the group life insurance plan is available following termination) insurance at the same level of coverage as was provided to the Employee immediately prior to the termination of Employee’s employment with the Company Group (the “Company Group-Paid Coverage”). If such coverage included the Employee’s dependents immediately prior to the termination of the Employee’s employment with the Company Group, the premiums for such dependents shall also be covered at the Company Group’s expense. Company Group-Paid Coverage shall continue until the earlier of (i) one year from the date of the termination of the Employee’s employment with the Company Group, or (ii) the date that the Employee and his dependents become covered under another employer’s group health, dental or life (if applicable) insurance plans;

(4) Equity Award Accelerated Vesting. One hundred percent (100%) of the unvested portion of any outstanding stock option, restricted stock or other equity award held by the Employee and outstanding as of the date of the Involuntary Termination shall automatically be accelerated in full so as to become completely vested and all such outstanding stock options shall be exercisable for a period of one year after such termination, and with respect to any performance-based equity awards, any performance-based criteria to which the equity awards are then subject shall be deemed achieved at one hundred percent (100%) of target performance and all other criteria met; and

(5) Outplacement Assistance. A single, lump sum cash payment in the amount of five thousand dollars ($5,000.00) for outplacement assistance to Employee.

(ii) Involuntary Termination Not During a Change of Control Period. If such Involuntary Termination occurs other than during a Change of Control Period, then the Employee shall be entitled to receive the following severance benefits from the Company:

(1) Severance Payment. A single, lump sum cash payment in an amount equal to one hundred percent (100%) of the Employee’s Annual Compensation; and

(2) Continued Employee Benefits. Company Group-Paid Coverage. If such coverage included the Employee’s dependents immediately prior to the termination of the Employee’s employment with the Company Group, the premiums for such dependents shall also be covered at the Company Group’s expense. Company Group-Paid Coverage shall continue until the earlier of (i) one year from the date of the termination of the Employee’s employment with the Company Group, or (ii) the date that the Employee and his dependents become covered under another employer’s group health, dental or life (if applicable) insurance plans.

(b) Timing of Severance Payments. Any severance payment to which Employee is entitled under Sections 3(a)(i)(1), 3(a)(i)(2) and 3(a)(i)(5), or under Section 3(a)(ii)(1), shall be paid to the Employee (or to the Employee’s successors in interest pursuant to Section 7(b)) in cash and in full, not later than sixty (60) calendar days following the Termination Date, subject to Section 9. Any vesting acceleration provided under Section 3(a)(i)(4) that applies to any restricted stock (for which shares previously were issued to the Employee) or stock options will be effective immediately upon the date that the Release (as defined in Section 5 below) becomes effective and irrevocable. Any equity awards that accelerate vesting under Section 3(a)(i)(4) and that are restricted stock units, performance units, and/or similar full value awards (other than restricted stock for which shares previously were issued to the Employee), will be settled within sixty (60) calendar days following the Termination Date, subject to Section 9 (or the terms of the applicable award agreement or other Company Group plan, policy, or arrangement governing the settlement timing of such award to the extent such terms specifically require any such delay in order to comply with the requirements of Section 409A, as applicable).

(c) Voluntary Resignation; Termination For Cause. If the Employee’s employment with the Company Group terminates by reason of the Employee’s voluntary resignation (and is not an Involuntary Termination), or if the Employee is terminated for Cause, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company Group’s then existing severance and benefits plans and practices or pursuant to other agreements with the Company Group applicable to the Employee.

(d) Disability; Death. If the Company Group terminates the Employee’s employment with the Company Group as a result of the Employee’s Disability or such Employee’s employment is terminated due to the death of the Employee, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company Group’s then existing severance and benefits plans and practices or pursuant to other agreements with the Company Group applicable to the Employee.

4. Attorney Fees; Costs and Expenses. The Company Group shall promptly reimburse Employee, on a monthly basis, for the reasonable attorney fees, costs and expenses incurred by the Employee in connection with any action brought by Employee to enforce his rights hereunder, regardless of the outcome of the action.

5. Limitation on Payments. The receipt of any severance benefits pursuant to Section 3 will be subject to Employee signing and not revoking a separation agreement and release of claims in a form acceptable to the Company (the “Release”) on or before the deadline contained in such agreement, which deadline shall be no later than 60 days following the date of the Involuntary Termination. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee (the “Payments”) (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986 as amended (the “Code”) and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments shall be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax, whichever of the foregoing amounts taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Employee on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some portion of such Payments may be taxable under Section 4999 of the Code. Unless the Company and the Employee otherwise agree in writing, any determination required under this Section 5 shall be made in writing by a nationally recognized accounting or valuation firm (the “Firm”) selected by the Company, whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Company shall bear the costs and make all payments required to be made to the Firm for the Firm’s services rendered in connection with any calculations contemplated by this Section 5. The Company Group will have no liability to the Employee for the determinations of the Firm. Any reduction in payments and/or benefits required by this Section 5 will occur in the following order: (1) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first cash payment to be reduced); (2) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Section 280G of the Code in the reverse order of date of grant of the equity awards (that is, the most recently granted equity awards will be cancelled first); (3) reduction of vesting acceleration of equity awards in the reverse order of date of grant of the equity awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and (3) reduction of other benefits paid or provided to Employee in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first benefit to be reduced). If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. In no event will the Employee have any discretion with respect to the ordering of Payment reductions. The Employee will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Agreement, and neither the Company Group nor any affiliate of the Company Group will have any responsibility, liability or obligation to reimburse, indemnify or hold harmless the Employee for any of those payments of personal tax liability.

6. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Annual Compensation. “Annual Compensation” means an amount equal to Employee’s Company Group base salary for the twelve months preceding (i) the Change of Control, for purposes of a termination of Employee’s employment during a Change of Control Period, or (ii) the termination of Employee’s employment, for purposes of such a termination other than during a Change of Control Period.

(b) Cause. “Cause” shall mean (i) any act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Employee, (ii) the conviction of a felony, (iii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company or any other member of the Company Group, and (iv) following delivery to the Employee of a written demand for performance from the Company which describes the basis for the Company’s belief that the Employee has not substantially performed his duties, continued violations by the Employee of the Employee’s obligations to the Company Group which are demonstrably willful and deliberate on the Employee’s part.

(c) Change of Control. “Change of Control” means the occurrence of any of the following events:

(i) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company);

(ii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(iii) The consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.

(d) Company Group. “Company Group” shall mean the Company and each of the Company’s subsidiaries.

(e) Disability. “Disability” shall mean that the Employee has been unable to perform his Company Group duties as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company Group or its insurers and acceptable to the Employee or the Employee’s legal representative (such Agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days written notice by the Company Group of its intention to terminate the Employee’s employment with the Company Group. In the event that the Employee resumes the performance of substantially all of his duties hereunder before the termination of his employment with the Company Group becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

(f) Involuntary Termination. “Involuntary Termination” shall mean (i) without the Employee’s express written consent, the significant reduction of the Employee’s duties, authority or responsibilities relative to the Employee’s duties, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to Employee of such reduced duties, authority or responsibilities; (ii) without the Employee’s express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) a reduction by the Company Group in the base salary of the Employee as in effect immediately prior to such reduction; (iv) a material reduction by the Company Group in the kind or level of employee benefits, including bonuses, to which the Employee was entitled immediately prior to such reduction with the result that the Employee’s overall benefits package is significantly reduced; (v) the relocation of the Employee to a facility or a location more than twenty-five (25) miles from the Employee’s then present location, without the Employee’s express written consent; (vi) any purported termination of the Employee by the Company Group which is not effected for Disability, Employee’s death or Cause, or any purported termination for which the grounds relied upon are not valid; (vii) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 7(a) below; or (viii) any act or set of facts or circumstances which would, under California case law or statute constitute a constructive termination of the Employee. For avoidance of doubt, the recovery of compensation pursuant to the Company’s clawback policy will not be deemed to be or otherwise to contribute toward an Involuntary Termination. For purposes of this Agreement, if the Employee is involuntarily transferred from one member of the Company Group to another, such transfer will not constitute a termination without Cause, but depending on the circumstances, such transfer may give the Employee the ability to resign, subject to this Section 6(f) and other requirements set forth in this Agreement.

(g) Section 409A. “Section 409A” shall mean U.S. Internal Revenue Code Section 409A and the U.S. Treasury Regulations and formal guidance thereunder, and any applicable state law equivalent, as each may be promulgated, amended or modified from time to time.

(h) Termination Date. “Termination Date” shall mean (i) if this Agreement is terminated by the Company Group for Disability, thirty (30) days after notice of termination is given to the Employee (provided that the Employee shall not have returned to the performance of the Employee’s duties on a full-time basis during such thirty (30)-day period), (ii) if the Employee’s employment with the Company Group is terminated by the Company Group for any other reason, the date on which a notice of termination is given, provided that if within thirty (30) days after the Company Group gives the Employee notice of termination, the Employee notifies the Company that a dispute exists concerning the termination or the benefits due pursuant to this Agreement, then the Termination Date shall be the date on which such dispute is finally determined, either by mutual written agreement of the parties, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected), or (iii) if the Agreement is terminated by the Employee, the date on which the Employee delivers the notice of termination to the Company.

7. Successors.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8. Notice.

(a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices directed shall be to the attention of its Secretary.

(b) Notice of Termination. Any termination by the Company Group for Cause or by the Employee as a result of a voluntary resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than 30 days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder.

9. Section 409A.

(a)
Notwithstanding anything to the contrary in this Agreement, no severance payments or benefits payable to the Employee, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, is considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be payable until the Employee has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to the Employee, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Employee has a “separation from service” within the meaning of Section 409A. To the extent required to be exempt from or comply with Section 409A, references to the termination of the Employee’s employment, Termination Date, or similar phrases used in this Agreement will mean the Employee’s “separation from service” within the meaning of Section 409A. In the event that it is possible for the Release deadline date set forth in Section 5 to occur in the calendar year immediately following the calendar year in which the termination of the Employee’s employment occurs, then subject to the delay in the next paragraph, any Deferred Payments otherwise payable under this Agreement prior to the sixtieth (60th) day following separation from service will be paid on the sixtieth (60th) day following separation from service, and any subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit under this Agreement.
(b)
Further, if Employee is a “specified employee” within the meaning of Section 409A at the time of the Employee’s separation from service (other than due to the Employee’s death), any Deferred Payments that otherwise are payable within the first six (6) months following the Employee’s separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of the Employee’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of the Employee’s death following the Employee’s separation from service but prior to the six (6) month anniversary of the Employee’s separation from service (or any later delay date), then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Employee’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
(c)
Any severance payment that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Payments for purposes of the Agreement. Any severance payment that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that is within the limit set forth thereunder shall not constitute Deferred Payments for purposes of the Agreement. No reimbursement of any taxable expenses incurred by the Employee that the Employee is entitled to receive under this Agreement will be paid later than the last day of the Employee’s taxable year following the taxable year in which the expense was incurred; any such expenses incurred in one taxable year of the Employee will not affect the expenses eligible for reimbursement in another taxable year of the Employee; the right to any such reimbursement is not subject to liquidation or exchange for another benefit; and no such expenses will be reimbursed after the ten-year anniversary of the Employee’s death.
(d)
The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided under the Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities and ambiguous terms herein will be interpreted to so comply. The Employee and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Employee under Section 409A. In no event will the Employee have any discretion to choose the Employee’s taxable year in which any payments or benefits are provided under this Agreement. In no event will the Company Group or any affiliate of the Company Group have any responsibility, liability or obligation to reimburse, indemnify or hold harmless the Employee for any taxes, penalties or interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.

10. Protected Activity Not Prohibited. Employee understands that nothing in this Agreement shall in any way limit or prohibit Employee from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Employee understands that in connection with such Protected Activity, Employee is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Employee’s At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement with Harmonic Inc., as may be amended or amended and restated from time to time (the “Confidentiality Agreement”) to any parties other than the Government Agencies. Employee further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. Any language in the Confidentiality Agreement regarding Employee’s right to engage in Protected Activity that conflicts with, or is contrary to, this paragraph is superseded by this Agreement.

11. Miscellaneous Provisions.

(a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement, together with the Company’s equity plans and award agreements thereunder pursuant to which outstanding Company equity awards were granted to Employee, represents the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior arrangements and understandings regarding same.

(d) Choice of Law. This Agreement shall be deemed to have been executed and delivered within the State of California and the validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without regard to choice of law principles.

(e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(h) Headings. Headings are provided herein for convenience only, and will not serve as a basis for interpretation or construction of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY: HARMONIC INC.

By:

Title:

Date:

EMPLOYEE: Walter Jankovic

(signature)

Date: